Exhibit 99.1

Sphere 3D Reports First Quarter 2024 Financial Results

STAMFORD, Connecticut, May 13, 2024 - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D"), a Bitcoin mining company operating at an industrial scale, today reported financial results for the first quarter of FY 2024 ended March 31, 2024.

2024 First Quarter Highlights and Recent Developments

  Revenue increased to $6.9 million during the quarter ended March 31, 2024.

  Sphere 3D mined 144.8 Bitcoin during the quarter ended March 31, 2024.

  Sphere 3D ended the quarter with 1.3 EH/s.

CEO Comments

 “As we move past the first quarter of 2024, and the bitcoin halving, we are proactively strategizing for Sphere 3D’s’ future growth,” said Patricia Trompeter, CEO of Sphere 3D. “During 2024, we intend to refresh a significant portion of our fleet with newer-gen machines to bolster our efficiency. We expect this to lead to greater gross profits given that more efficient machines typically use less power and generate more bitcoin. We expect to start the process of removing the older machines during the second quarter and to begin replacing them with newer generation machines, continuing in a phased approach over remainder of the year.”

Hashrate Update

Sphere 3D had approximately 1.3 EH/s hosted at March 31, 2024.

First Quarter FY 2024 Financial Results

  Bitcoin production during the first quarter of 2024 was 144.8 Bitcoin, compared to 110.3 Bitcoin for the first quarter of 2023.

  Revenue increased 130% to $6.9 million for the first quarter, compared to $3.0 million for the first quarter of 2023.

  Operating costs and expenses for the quarter were $8.8 million, compared to $6.8 million for the first quarter of 2023.

  Digital mining revenue increased 175% for the first quarter of 2024 to $6.9 million, compared to $2.5 million for the first quarter of 2023.

  Depreciation and amortization was $1.8 million, compared to $1.0 million for the first quarter of 2023.

  Net loss from operations decreased from $3.7 million in the first quarter of 2023 to $1.9 million for the first quarter of 2024.

  Net loss was $4.5 million, or a net loss of $0.27 per share, compared to a net loss of $3.5 million, or a net loss of $0.34 per share, for the first quarter of 2023.

  Unrealized loss of $2.7 million recognized during the first quarter of 2024 on investment in equity securities acquired through the Core settlement.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a cryptocurrency miner growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions.  Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov.  These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contact

Kurt Kalbfleisch, CFO, Sphere 3D
Investor.relations@sphere3d.com

 SPHERE 3D CORP.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (In thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended
	March 31,
Revenues:	2024	2023
Bitcoin mining revenue	$6,946	$2,524
Service and product revenue	-	502
Total revenues	6,946	3,026

Operating costs and expenses:
Cost of Bitcoin mining revenue	4,307	1,965
Cost of service and product revenue	-	298
Sales and marketing	-	274
Research and development	-	270
General and administrative	3,452	3,471
Depreciation and amortization	1,821	1,025
Change in fair value of Bitcoin	(768)	-
Realized gain on sale of Bitcoin	-	(633)
Impairment of Bitcoin	-	96
Total operating costs and expenses	8,812	6,766
Loss from operations	(1,866)	(3,740)
Other income (expense):
Interest income and other income, net	129	251
Unrealized loss on investment in equity securities	(2,740)	-
Net loss	(4,477)	(3,489)
Less: Non-controlling interest - income	-	16
Net loss available to common shareholders	$(4,477)	$(3,505)

Net loss per share:
Basic and diluted	$(0.27)	$(0.34)
Shares used in computing net loss per share:
Basic and diluted	16,576,914	10,291,965

  SPHERE 3D CORP.
 CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands of U.S. dollars)

	March 31,	December 31,
	2024	2023
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$2,050	$586
Digital assets, net	127	986
Investment in equity securities	7,260	-
Other current assets	1,981	11,938
Total current assets	11,418	13,510
Property and equipment, net	22,717	24,166
Intangible assets, net	4,210	4,581
Other non-current assets	3,605	3,406
Total assets	$41,950	$45,663

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities	$5,007	$5,346
Total temporary equity	9,467	13,794
Total shareholders' equity	27,476	26,523
Total liabilities, temporary equity, and shareholders' equity	$41,950	$45,663